Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bolt Projects Holdings, Inc. of our report dated April 23, 2024, except for the correction of an error described in Note 3 and the subsequent events described in Note 16 as to which the date is February 14, 2025, relating to the consolidated financial statements for the years ended December 31, 2023 and 2022 of Bolt Threads, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

February 14, 2025